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                                                                    Exhibit 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
CarrAmerica Realty Corporation:

We consent to incorporation by reference in the registration statements (No. 333-22353, 333-53751, 333-50019, 333-18451, 333-04519, 333-80164, 333-89191 and
333-89193) on Form S-3 and registration statements (No. 033-92136, 333-33313, 333-88555 and 333-88557) on Form S-8 of CarrAmerica Realty Corporation of our report dated February 2, 2001, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which report is included in the December 31, 2000 annual report on Form 10-K of CarrAmerica Realty Corporation.

/s/KPMG LLP

Washington, D.C.
March 28, 2001